Exhibit 99

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP ANNOUNCES SHARE REPURCHASE PROGRAM

CENTURY CITY, CALIF. (July 30, 2007) – First Regional Bancorp (NasdaqGM: FRGB) today announced that its Board of Directors has approved and adopted a share repurchase program authorizing First Regional to repurchase up to 1,000,000 shares, or approximately 8%, of its outstanding common stock over the next twelve months.

Under the repurchase program, which is effective immediately, First Regional will purchase shares from time to time in the open market, depending on market price and other considerations.  The timing of purchases and the prices to be paid will be at the discretion of management.  Any such repurchased shares are expected to be retired.

Jack A. Sweeney, chairman and CEO, commented, “First Regional’s strong profitability, sound capital position and exemplary credit quality support the initiation of this program.  This is particularly the case in light of current market conditions, which make the purchase of First Regional shares especially attractive at this time.”

Mr. Sweeney continued, “We are proud of First Regional’s past and present success and believe that we will continue our outstanding performance because of the opportunities present in the markets in which we do business and the capabilities of our talented management and staff.  While we believe that First Regional will have many opportunities for the profitable employment of its capital in the future, the share repurchase program will provide us with an additional tool to enhance shareholder value and optimize the company’s use of equity capital.”

The repurchase program is intended to be structured to conform with the safe harbor provisions of Securities and Exchange Commission Rule 10b-18.

First Regional Bancorp is a bank holding company headquartered in Century City.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.